________________________________________________________________________________

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

     [ ] Preliminary Proxy Statement

     [ ] Confidential, For Use of the Commission Only (as permitted by Rule
         14a-6(e)(2)

     [x] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            BHA GROUP HOLDINGS, INC.
      --------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


      --------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

     [x] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

        (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

        (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

        (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1) Amount previously paid:

--------------------------------------------------------------------------------

        (2) Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------

        (3) Filing Party:

--------------------------------------------------------------------------------

        (4) Date Filed:

--------------------------------------------------------------------------------

________________________________________________________________________________

                            BHA GROUP HOLDINGS, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TUESDAY, FEBRUARY 23, 1999

To the Stockholders of
BHA GROUP HOLDINGS, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of BHA Group Holdings, Inc. (the 'Company') will be held at the office of the Company, Second
(2nd) Floor, BHA Group Holdings, Inc. Corporate Headquarters, 8800 East 63rd Street, Kansas City, Missouri 64133, on Tuesday, February 23, 1999, at 10:30 a.m., Kansas City time, for the following purposes:

          1. To elect directors for the ensuing year;

          2. To ratify the selection of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending September 30, 1999; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on January 5, 1999 has been designated as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders or any adjournments thereof.

     MANAGEMENT REQUESTS ALL STOCKHOLDERS TO SIGN AND DATE THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE POSTAGE PAID, SELF-ADDRESSED ENVELOPE PROVIDED FOR YOUR CONVENIENCE. PLEASE DO THIS WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS. SHOULD YOU ATTEND, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                          By Order of the Board of Directors

                                          James C. Shay
                                          Secretary

Kansas City, Missouri
January 14, 1999

                            BHA GROUP HOLDINGS, INC.

                       ----------------------------------
                                PROXY STATEMENT
                       ----------------------------------

                             DATED JANUARY 14, 1999
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD TUESDAY, FEBRUARY 23, 1999

     This Proxy Statement is furnished by the Board of Directors (the 'Board') of BHA Group Holdings, Inc. (the 'Company') in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of the Company which will be held at the principal executive offices of the Company, Second
(2nd) Floor, BHA Group Holdings, Inc. Corporate Headquarters, 8800 East 63rd Street, Kansas City, Missouri 64133, on Tuesday, February 23, 1999 at 10:30 a.m., Kansas City time, and all adjournments thereof (the 'Annual Meeting'). The close of business on January 5, 1999 has been designated as the record date (the 'Record Date') for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     Any proxy delivered pursuant to this solicitation may be revoked, at the option of the person executing the proxy, at any time before it is exercised, either by delivering a signed revocation to the Secretary of the Company at any time prior to the Annual Meeting, or, at the Annual Meeting, by delivering a signed revocation to the Chairman of the meeting at any time prior to the commencement of the voting thereon. A duly executed proxy conferring different authority than an earlier proxy of the same stockholder will constitute a revocation of such earlier proxy.

     UNLESS OTHERWISE SPECIFIED IN THE PROXY (AND EXCEPT FOR 'BROKER NON-VOTES' DESCRIBED BELOW), STOCK REPRESENTED BY PROXIES WILL BE VOTED (I) FOR THE ELECTION OF MANAGEMENT'S NOMINEES FOR DIRECTORS; (II) FOR THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1999 ('FISCAL 1999'); AND (III) IN THE DISCRETION OF THE PROXYHOLDERS WITH RESPECT TO SUCH MATTERS AS MAY COME BEFORE THE ANNUAL MEETING.

     The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by some of the regular employees of the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expense incurred in sending proxy materials to their principals and obtaining their proxies. On or about January 14, 1999, this Proxy Statement and the accompanying form of proxy are to be mailed to each stockholder of record as of the Record Date.

     As of December 31, 1998, the Company had outstanding 7,106,478 shares of the Company's $.01 par value common stock (the 'Common Stock'), the Company's only class of voting securities outstanding. Each share of Common Stock outstanding entitles the holder thereof to one vote. The majority of all the outstanding shares of Common Stock constitutes a quorum at the Annual Meeting. Shares of Common Stock represented by proxies that reflect abstentions and 'broker non-votes' (i.e. Common Stock represented at the Annual Meeting by proxies held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will be counted as a vote represented and voted at the Annual Meeting for purposes of determining the number of votes required to approve a proposal. Shares of Common Stock represented by proxies that withhold authority to vote for a nominee for election as a director and broker non-votes will not be counted as a vote represented and voted at the Annual Meeting for purposes of determining the number of votes required to elect such nominee.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

NOMINEES FOR ELECTION OF DIRECTORS

     Eight directors are to be elected at the Annual Meeting, each to hold office until the next annual meeting of stockholders and until his successor is duly elected and qualified. In voting for directors, for each share of Common Stock held of record, such stockholder is entitled to cast one vote either in favor of or against each candidate, or to abstain from voting on any or all candidates. It is intended that shares represented by the enclosed form of proxy will be voted in favor of the election of all of the nominees named below as directors, all of whom are now directors of the Company, unless otherwise specified in such proxy. If any of the nominees should become unavailable for election, the shares represented by such proxies will be voted for such substitute nominees as may be nominated by the Board. The election of directors requires the affirmative vote of the holders of a plurality of the shares present or represented and entitled to vote at the Annual Meeting.

     The following information is given with respect to the nominees:

                                                                                                DIRECTOR
             NAME                                   PRINCIPAL OCCUPATION                         SINCE
------------------------------  -------------------------------------------------------------   --------
Lamson Rheinfrank, Jr. .......  Chairman of the Board of the Company(1)                           1986
Michael T. Zak................  Vice Chairman of the Board of the Company(2)                      1986
James E. Lund.................  Chief Executive Officer and President of the Company(3)           1986
James J. Thome................  Chief Operating Officer and Executive Vice President of the       1990
                                Company(4)
Don H. Alexander..............  President and Chief Executive Officer of Alexander &              1986
                                Associates, Inc.(5)
Robert D. Freeland............  Chairman of the Board of Havens Steel Company(6)                  1988
Thomas A. McDonnell...........  President and Chief Executive Officer of DST Systems, Inc.(7)     1993
Richard C. Green..............  Chairman and Chief Executive Officer of UtiliCorp United,         1995
                                Inc.(8)

------------
(1) Mr. Rheinfrank, age 58, has been Chairman of the Board of the Company since its inception in July 1986. He was the Chief Executive Officer and Chairman of the Board of Directors of Standard Havens, Inc. ('Standard Havens') from 1967 until May 1989 when Standard Havens, which had been an affiliate of the Company, was acquired by a subsidiary of Raytheon Company. Mr. Rheinfrank also serves as the non-executive Chairman of the Board of Celotex Corporation, a Director of Commerce Bank of Kansas City and an advisory director of Havens Steel Company and U.S. Engineering Co.

(2) Mr. Zak, age 48, has been a Director of the Company since its inception in July 1986. He has been Vice Chairman of the Company since April 1993 and served as President and Chief Executive Officer from July 1986 to March 1993. From 1980 to July 1986, he was employed by Standard Havens in various capacities, first as Controller of the Baghouse Accessories Division and then as Vice President and Treasurer.

(3) Mr. Lund, age 49, has been a Director of the Company since its inception in July 1986. He has been President and Chief Executive Officer of the Company since April 1993 and prior thereto, served as Executive Vice President. Mr. Lund joined Standard Havens in 1979 as Marketing Manager of the Baghouse Accessories Division, and served as Manager of Sales and Marketing from 1980 to 1985, at which time he assumed the position of Vice President and General Manager of the Baghouse Accessories Division of Standard Havens.

(4) Mr. Thome, age 43, has been Chief Operating Officer of the Company since May 1997 and Executive Vice President of the Company since April 1993. He has been a Director of the Company

                                              (footnotes continued on next page)

(footnotes continued from previous page) since February 1990. He joined the Company in 1986 as National Sales Manager and became Vice President of the Company in November 1988. Prior to his employment with the Company, Mr. Thome served in various positions with Standard Havens from 1979 to 1986.

(5) Mr. Alexander, age 60, has been a Director of the Company since its inception in July 1986. Mr. Alexander is President and Chief Executive Officer of Alexander & Associates, Inc., a private investment group; Chairman of EMCO Specialty Products, Inc, a manufacturing company of hat and coat racks; Chairman of Huebert Fiberboard Company of Booneville, MO, a manufacturing company of fiberboard; Chairman of Ventaire Corporation, a Tulsa-based metal fabrication company; and a Director of the Bank of Blue Valley, a commercial banking company in Overland Park, Kansas. Prior to 1988 he was President of Perkins Industries, Inc. of Lenexa, Kansas, a manufacturer of adhesives and resins.

(6) Mr. Freeland, age 61, has been a Director of the Company since November 1988. He is Chairman of the Board of Havens Steel Company of Kansas City, Missouri, a global steel construction company. From 1983 to 1993, he was President and Chief Executive Officer and has been a Director of Havens Steel Company since 1971. Mr. Freeland is a past President and Board Member of the Central Fabricators Association of Chicago, Illinois, and is the current Chairman of the Board of Directors of the American Institute of Steel Construction of Chicago, Illinois.

(7) Mr. McDonnell, age 53, has been a Director of the Company since December 1993. Mr. McDonnell is the President and Chief Executive Officer and a Director of DST Systems, Inc. ('DST'), a company providing information processing and computer software services primarily to mutual funds and financial service organizations. He has been employed by DST in various capacities since 1973. He is a Director of Informix Software, Inc., Cerner Corporation, Euronet Services, Inc., and Computer Sciences Corporation.

(8) Mr. Green, age 44, has been a Director of the Company since November 1995. Mr. Green is Chairman of the Board of Directors and Chief Executive Officer of UtiliCorp United, Inc. ('UtiliCorp United'), a global energy company. His association with UtiliCorp United began in 1976 with assignments in a variety of operating and staff positions involving plant supervision, legal, finance and treasury functions. He was appointed Chief Executive Officer of UtiliCorp United in 1985 and Chairman of the Board of Directors of UtiliCorp United in 1989. He is a Trustee of the Urban Institute in Washington, DC; a member of the boards of directors of the Midwest Research Institute; and Vice Chairman of the Greater Kansas City Community Foundation and affiliated trusts.

COMMITTEES AND MEETINGS OF THE BOARD

     During the Company's fiscal year ended September 30, 1998 ('Fiscal 1998'), the Board held four regular meetings and one special meeting. The Board has an Audit Committee and a Compensation Committee, but does not have a Nominating Committee.

     The Audit Committee consists of Messrs. Alexander, Freeland, McDonnell and Green. During Fiscal 1998, the Audit Committee met two times. The Audit Committee reviews and reports to the Board with respect to various auditing and accounting matters, including the nomination of the Company's independent public accountants, the scope of audit procedures, general accounting policy matters, the Company's internal audit function, and the performance of the Company's independent public accountants.

     During Fiscal 1998, the Compensation Committee, comprised of Messrs. Alexander, Freeland, McDonnell and Green, met twice. The Compensation Committee is responsible for the review and approval of the annual corporate compensation guidelines, management bonuses, executive officer compensation, and the potential levels of contribution to or awards under the Company's Employee Stock Option Plan ('ESOP'), 401(k) plan and Incentive Stock Option Plan (the 'Plan') for the ensuing year.

     During Fiscal 1998, all of the directors attended at least 75% of the meetings of the Board and committees of which they are members.

DIRECTORS' COMPENSATION

     Currently, each director who is not employed by the Company receives an annual retainer of $14,000 plus $1,000 for each meeting of the Board or any committee he attends, which, upon election, can be paid in the form of Common Stock. All eligible directors elected to receive Common Stock for all compensation earned in Fiscal 1998.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     To the Company's knowledge, all officers, directors and beneficial owners of more than 10% of Common Stock of the Company filed timely reports under
Section 16(a) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act') during Fiscal 1998.

                               EXECUTIVE OFFICERS

     The only executive officers of the Company other than Messrs. Rheinfrank, Zak, Lund and Thome, who are listed above as nominees for director, are H. Torsten Andersch and James C. Shay.

     Mr. Andersch, age 41, is a Vice President having joined the Company's wholly-owned subsidiary, BHA Group GmbH as Sales Manager in September 1990. He became Assistant General Manager in December 1990 and was promoted to General Manager of BHA Group GmbH in September 1992. Prior to September 1990, he was employed as Sales Manager at Eastman Christensen GmbH.

     Mr. Shay, age 35, has been Treasurer and Chief Financial Officer since March 1994. He assumed the responsibilities of Secretary in May 1997. He joined the Company as Controller in June 1992. From 1986 to 1992, he was employed at KPMG Peat Marwick LLP as an Audit Manager and in various other positions.

                             EXECUTIVE COMPENSATION

I. SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                                       --------------------------------     -----------------------------------------
                                                                                      AWARDS                PAYOUTS
                                                                            --------------------------    -----------
                                                                                            SECURITIES
                                                                 OTHER                        UNDER-
                                                                ANNUAL      RESTRICTED        LYING                     ALL OTHER
                                                                COMPEN-        STOCK         OPTIONS/         LTIP       COMPEN-
   NAME AND PRINCIPAL       FISCAL     SALARY      BONUS(1)     SATION      AWARD(S)(3)        SARS        PAYOUTS(4)    SATION
        POSITION             YEAR        ($)         ($)        ($)(2)          ($)            (#)            ($)          ($)
          (a)                (b)         (c)         (d)          (e)           (f)            (g)            (h)          (i)
-----------------------------------------------------------------------------------------------------------------------------------
James E. Lund,               1998      241,800       --           --           --             --              --          11,996(5)
Chief Executive Officer      1997      221,800      84,500        --           --             --             71,000       14,120(6)
and President                1996      195,000      83,750        --           --             --             66,000       13,800(7)
-----------------------------------------------------------------------------------------------------------------------------------
Lamson Rheinfrank, Jr.,      1998      178,500       --           --           --             --              --          10,416(5)
Chairman                     1997      178,500      42,250        --           --             --             35,500       12,540(6)
                             1996      172,500      41,875        --           --             --             33,000       12,220(7)
-----------------------------------------------------------------------------------------------------------------------------------
Michael T. Zak,              1998      201,800       --           --           --             --              --           9,148(5)
Vice Chairman                1997      201,800      84,500        --           --             --             71,000       11,272(6)
                             1996      195,000      83,750        --           --             --             66,000       10,774(7)
-----------------------------------------------------------------------------------------------------------------------------------
James J. Thome,              1998      241,800       --           --           --             --              --           8,006(5)
Executive Vice President     1997      210,150      78,163        --           --             --             65,675        9,493(6)
and Chief Operating          1996      172,500      71,188        --           --             --             56,100        9,173(7)
Officer
-----------------------------------------------------------------------------------------------------------------------------------
James C. Shay,               1998      120,000       --           --           --             --              --           6,716(5)
Chief Financial Officer,     1997       97,500      33,800        --           --             --             24,850        8,840(6)
Treasurer and Secretary      1996       82,500      26,200        --           --             --             16,500        7,083(7)
-----------------------------------------------------------------------------------------------------------------------------------

(1) Bonus payments were based on the Company's financial performance for each fiscal year (see 'Compensation Committee Report on Executive
    Compensation -- Annual Cash Incentives').

(2) No amounts for executive earnings and other personal benefits are shown because the aggregate dollar amount per executive is less than either $50,000 or 10% of annual salary and bonus.

(3) The total number of shares and their Fair Market Value ('FMV'), calculated by multiplying the closing market price of unrestricted Common Stock on a specific date by the number of shares of restricted stock. The related vesting time table is represented in the following table:

                                Number of
                                Shares on                                      Vested Stock Awards -- Time Table
                                  Award                                  ---------------------------------------------
                                Date and       FMV ($)      FMV ($)
                                 held as          on           on        Oct.      Oct.      Oct.      Oct.      Oct.
                                of Sept.        Award        Sept.        18,       18,       18,       18,       18,
Name of Participant             30, 1998         Date       30, 1998     1995      1996      1997      1998      1999
----------------------------------------------------------------------------------------------------------------------
James E. Lund                     11,459       $131,779     $134,643     2,292     2,292     2,291     2,292     2,292
Lamson Rheinfrank                  1,825       $20,988      $21,444        365       365       365       365       365
Michael T. Zak                     5,540       $63,710      $65,095      1,108     1,108     1,108     1,108     1,108
James J. Thome                     8,696       $100,004     $102,178     1,739     1,739     1,740     1,739     1,739
James C. Shay                        669       $ 7,694      $ 7,861        134       134       133       134       134

    As holders of restricted stock, the executives have, with respect to the restricted stock, all of the rights of a stockholder of the Company, including the right to vote the restricted stock and receive dividends and distributions thereon.

(4) Represents payments of bonus awards made pursuant to the Company's Incentive Compensation Plan (see 'Compensation Committee Report on Executive Compensation -- Stock Compensation -- Incentive Compensation Plan').

(5) Amounts of All Other Compensation for Fiscal 1998 include the following:

     (i) Contributions by the Company under the ESOP: each executive $5,696;

    (ii) Contributions by the Company under the 401(k) plan: each executive $600; and,

   (iii) Premiums on life insurance for executives paid by the Company: Mr. Lund, $5,700; Mr. Rheinfrank, $4,120; Mr. Zak, $2,852; Mr. Thome, $1,710; Mr. Shay, $420.

(6) Amounts of All Other Compensation for Fiscal 1997 include the following:
     (i) Contributions by the Company under the ESOP: each executive $7,820;

     (ii) Contributions by the Company under the 401(k) plan: each executive, $600; and,

    (iii) Premiums on life insurance for executives paid by the Company: Mr. Lund, $5,700; Mr. Rheinfrank, $4,120; Mr. Zak, $2,852; Mr. Thome, $1,073; Mr. Shay, $420.

(7) Amounts of All Other Compensation for Fiscal 1996 include the following:
     (i) Contributions by the Company under the ESOP: Mr. Lund, $7,500; Mr. Rheinfrank, $7,500; Mr. Zak, $7,500; Mr. Thorne, $7,500; Mr. Shay, $6,063;

    (ii) Contributions by the Company under the 401(k) plan: each executive $600; and,

    (iii) Premiums on life insurance for executives paid by the Company: Mr. Lund, $5,700; Mr. Rheinfrank, $4,120; Mr. Zak, $2,674; Mr. Thome, $1,073; Mr. Shay, $420.

II. OPTION/SAR GRANTS TABLE

     The following table sets forth information with respect to the named executives concerning the grant of stock options during Fiscal 1998.




                                                                                                 Potential Realizable
                                                                                                   Value at Assumed
                                                                                                 Annual Rate of Stock
                                                                                                  Price Appreciation
                                  Individual Grant Award                                              for Option
-------------------------------------------------------------------------------------------      ---------------------
                                                      % of Total
                                         Number of     Options
                                         Securities   Granted to
                                         Underlying   Employees    Exercise or
                                          Options     in Fiscal    Base Price    Expiration
Name                                      Granted        Year        ($/Sh)         Date            5%          10%
---------------------------------------  ----------   ----------   -----------   ----------      ---------   ---------
James E. Lund                              42,300        14.6%       $ 16.00       6/17/08         425,636   1,078,645
Lamson Rheinfrank Jr.                      42,300        14.6%       $ 16.00       6/17/08         425,636   1,078,645
Michael T. Zak                             42,300        14.6%       $ 16.00       6/17/08         425,636   1,078,645
James J. Thorne                            42,300        14.6%       $ 16.00       6/17/08         425,636   1,078,645
James C. Shay                              42,300        14.6%       $ 16.00       6/17/08         425,636   1,078,645
James C. Shay                               5,000         1.7%       $ 18.50       5/15/08          58,173     147,421

------------

The options represented above were granted during Fiscal 1998 and vest in four annual increments of 25%. The options may not be exercisable until the price of the Common Stock reaches $25.00 per share. Regardless of the price of the Common Stock, the options will be 100% vested after seven years.

III. AGGREGATED OPTION EXERCISES IN FISCAL 1998
AND FISCAL YEAR-END ('FY-END') OPTION VALUES

                                            SHARES
                                           ACQUIRED       VALUE                NUMBER OF SECURITIES UNDERLYING
                                          ON EXERCISE    REALIZED               UNEXERCISED OPTIONS AT FY-END
                 NAME                       (#)(1)         ($)                              (#)(2)
-------------------------------------------------------------------------------------------------------------------------
                  (a)                         (b)          (c)                               (d)
-------------------------------------------------------------------------------------------------------------------------
                                                                               Exercisable              Unexercisable(3)
                                                                     -------------------------------    -----------------
James E. Lund                                79,860      590,365                  19,965                     150,111
-------------------------------------------------------------------------------------------------------------------------
Lamson Rheinfrank, Jr.                       --            --                     39,929                      42,300
-------------------------------------------------------------------------------------------------------------------------
Michael T. Zak                               64,208      485,927                  35,617                      42,300
-------------------------------------------------------------------------------------------------------------------------
James J. Thome                               57,898      438,072                  19,965                     135,470
-------------------------------------------------------------------------------------------------------------------------
James C. Shay                                 5,503       31,546                  14,641                      68,917
-------------------------------------------------------------------------------------------------------------------------
                                               VALUE OF UNEXERCISED
                                             IN-THE MONEY OPTIONS AT
                                                    FY-END(4)
                 NAME                                  ($)
------------------------------------------------------------------------------
                  (a)                                  (e)
------------------------------------------------------------------------------
                                         Exercisable    Unexercisable(3)
                                         -----------    -----------------
------------------------------------------------------------------------------
James E. Lund                                --              497,009
------------------------------------------------------------------------------
Lamson Rheinfrank, Jr.                      134,302          --
------------------------------------------------------------------------------
Michael T. Zak                               48,678          --
------------------------------------------------------------------------------
James J. Thome                               --              429,514
------------------------------------------------------------------------------
James C. Shay                                44,322           45,824
------------------------------------------------------------------------------

------------

(1) All of the options granted under the Incentive Stock Plan expire ten years from the date of award. The above table shows that during the current fiscal year several executive officers exercised certain stock options. The majority of the options exercised during fiscal 1998 were awarded during 1988 and as such, had reached the end of their ten year term. Consistent with the Compensation Committee's strategy emphasizing long-term stock ownership (refer to the 'Compensation Committee Report on Executive Compensation'), the executive officers that exercised stock options shown above retained the maximum number of shares possible using only a portion of the shares acquired to pay the option exercise price and income taxes.

(2) The Company announced a 10% stock dividend in May 1998. As provided for in the Plan, the Compensation Committee approved an appropriate adjustment to the aggregate number of shares available under the Plan and to the number of shares and the exercise price relating to outstanding options. The Compensation Committee also reduced the minimum fair market value requirement of the Common Stock associated with the exercisability of certain options from $16.53 to $15.03. Regardless of the price of the Common Stock, the options will be 100% vested after seven years.

(3) Includes options that have not met vesting requirements and minimum fair market value requirements.

(4) The closing price of the Common Stock at the end of Fiscal 1998 was $11.75.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During Fiscal 1998, the Compensation Committee was comprised of Messrs. Alexander, Freeland, McDonnell and Green. No such member of the Compensation Committee was at any time an officer or employee of the Company or any of its subsidiaries.

EXECUTIVE EMPLOYMENT CONTRACTS

     The Company has employment agreements with each of the executive officers listed in the Summary Compensation Table (each, an 'Agreement' and collectively, the 'Agreements'). The initial terms of the Agreements expired on September 30, 1997 at which point they became subject to one year automatic extensions on each October 1, unless either party gives notice within 30 days of such October 1 of his or its election to have such automatic extensions cease. All of the Agreements have been automatically extended.

     Each Agreement prohibits the executive from competing with the Company for the three year period after the termination of such employment with the Company. Each Agreement further provides that if the Company terminates the Agreement without cause, the executive covered by such Agreement is entitled to the base salary he would have received through the then current expiration of such Agreement and the pro rata portion of the annual bonus that would have been earned in the year of termination. Finally, each Agreement provides for such continuing payments in the event that the executive terminates his Agreement for good reason, or in certain instances, for any reason. Compensation paid to the five most highly compensated executive officers pursuant to the Agreements is included for each executive in the Summary Compensation Table.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

     The Board believes that increasing the value of the Company to its stockholders is the Board's most important objective and should be the key measure of management performance. The Board also believes that executive compensation should be objectively determined. For this reason, the Compensation Committee, which is made up of directors who are not employees of the Company, is responsible for determining the compensation packages of the Company's executives. The Compensation Committee also approves the potential levels of contribution to the Company's ESOP and 401(k) plans for the ensuing year.

     The Compensation Committee's role in determining the compensation of the executives of the Company is to assure that the Company's compensation strategy is aligned with the Board's overall objective and that executive compensation is structured to provide fair, reasonable and competitive base salary levels and the opportunity for the executives to earn incentive compensation reflecting both the Company's and the individual's performance.

     The Compensation Committee has implemented an executive compensation program designed to accomplish the Board's objective. The program is based upon the principles that: executive performance should be judged and compensated primarily on the basis of the Company's earnings and the strength of the Company's financial position; long-term changes in stockholder value are the most appropriate measure of the Company's financial performance; and the most effective approach to promoting the financial success of the Company is to align the stockholders' and the executives' interests.

     The Compensation Committee concluded that this alignment is best accomplished through a compensation strategy emphasizing long-term stock ownership. As a result, the executive compensation program was implemented to increase the proportion of long-term compensation tied to increases in the Company's earnings, financial position and appreciation in stockholder value. The annual cash compensation for executive officers is primarily in the form of base salary, which is being maintained at levels consistent with competitive market compensation practices, and annual cash incentives based on quantitative objectives tied to the Company's financial performance. Annual cash compensation is supplemented with long-term incentive compensation, primarily in the form of restricted stock and stock options, intended to link executive compensation to changes in stockholders' value.

     In order to help ensure that the strategy emphasizing long-term stock ownership is implemented, the Compensation Committee has expressed its intent that future awards of stock incentives to the executives are dependent upon such executives retaining ownership of a substantial portion of the shares of the Company's Common Stock acquired through the stock incentive awards. The Compensation Committee has advised the executive officers that they should retain a majority (less shares forfeited or used to pay the option exercise price or taxes) of all restricted stock and stock acquired through the exercise of options previously awarded. Since 1994, the executives of the Company have exercised certain stock options and have retained the maximum number of shares possible after using a portion of the shares to pay the option exercise price and income taxes.

     The Compensation Committee believes that while the Company should provide an opportunity for its executives to acquire significant equity in the Company, realization of the benefits of this opportunity should generally occur only after the stockholders have benefited from an increase in the value of their investment. For this reason, the Compensation Committee adopted the policy that recipients of stock options would be generally permitted to exercise options, regardless of exercise price, only if the per share fair market value of the Common Stock was equal to a price that represented a premium to the option exercise price. The Compensation Committee for each individual grant of stock options determines this premium stock price. In compliance with the Company policy, in Fiscal 1998, options were awarded that may not be exercisable until the per share fair market value of the Common Stock was equal to $25.00 for twenty two consecutive business days.

     The Compensation Committee intends that the application of these principles will result in total executive compensation and capital accumulation potential above competitive levels for superior stockholder returns and below competitive levels for average or lesser returns.

     There are three components to the Company's executive compensation packages: base salary, annual cash incentives and stock compensation. Each of these components is discussed in detail below.

BASE SALARY

     Base salaries are established under the Agreements for each person within the executive group. Factors considered in establishing salaries include the responsibilities of the position, compensation of executives in companies of similar size or in the same industry and external market conditions.

ANNUAL CASH INCENTIVES

     Annual cash incentive awards are based entirely on quantitative objectives tied to the Company's financial performance. Executives can earn bonuses based upon the Company's performance as measured against pre-determined financial objectives for the fiscal year. Performance is measured by comparing Company net earnings to targeted levels as established in the Company's business plan and approved by the Compensation Committee for the fiscal year. The ratio of net earnings to targeted levels is multiplied by each individual's bonus maximum to determine the annual bonus payout for each period. The amounts of each individual's maximum bonus receive Compensation Committee approval and are determined considering the impact on overhead as a percentage of sales, the responsibility of each position and the compensation level required to provide a competitive employee compensation package. The annual bonus component of compensation enables the Company to adjust payouts to executives based on Company performances with only modest adjustments to base salaries. During Fiscal 1998, the Company's executive officers did not earn an annual cash incentive award as the Company did not meet the pre-determined financial objectives for the fiscal year.

STOCK COMPENSATION

     The key component to the Compensation Committee's strategy is to make stock incentives, which consist primarily of awards of restricted stock and stock options, a significant portion of the executives' compensation package. Stock incentives may be awarded pursuant to the following plans:

INCENTIVE COMPENSATION PLAN

     The Company has an Incentive Compensation Plan pursuant to which the Board is authorized to grant certain executive officers of the Company shares of Common Stock or cash following the end of each fiscal year. The grants are awarded pursuant to a formula which is based on the financial performance of the Company and its subsidiaries over a three year period of time. Awards under the Incentive Compensation Plan require a minimum average earnings growth for the most recent three year period of time, as determined by the Compensation Committee. Using a three year measurement period for financial performance enables the Company to provide incentives to executives for implementing and executing strategies essential to long-term success. During Fiscal 1998, the Company's executive officers did not earn a payout under the Incentive Compensation Plan as the Company did not achieve the minimum average earnings growth for the most recent three year period of time, as determined by the Compensation Committee. Payments made relating to Fiscal 1997 and 1996 performance are summarized in column (h) of the Executive Compensation Table.

INCENTIVE STOCK PLAN

     During Fiscal 1998, shareholders approved an amendment and restatement of the Company's Incentive Stock Plan. The Incentive Stock Plan, as amended and restated, provides for the award of non-qualified and incentive stock options, restricted stock and payments to non-employee directors in shares of Common

Stock. The Incentive Stock Plan, as amended and restated, also permits the Compensation Committee to grant the following additional types of discretionary awards: Stock Appreciation Rights, Dividend Equivalent Awards, Stock Awards and other Stock based awards. During Fiscal 1998, the Compensation Committee approved the award of stock options as summarized in Table II of this report. The stock options granted during the current year vest over a four year period and expire 10 years from the date of grant. The recipients of these options are only permitted to exercise the options when the fair market value of Common Stock reaches $25 per share, representing a premium over the share price of the Common Stock on the date of award.

     In determining the amount of future stock incentives to be awarded to an executive, the Compensation Committee will, in addition to other factors, consider previous awards, whether the executive has exercised, to the extent possible, options previously awarded and whether the shares of the Company's Common Stock acquired thereby or shares of restricted stock previously awarded have been retained by the executive. By linking the executives' compensation and net worth to the value of the Company's Common Stock, the Compensation Committee seeks to focus the attention of the executives on the Board's overall objective of building long-term stockholder value.

                    COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Mr. Lund received total compensation amounting to $253,796 in Fiscal 1998. His Fiscal 1998 compensation included a 9% increase in base salary over Fiscal 1997. He did not earn an annual bonus in Fiscal 1998, as the Company's net earnings did not meet the performance criteria as described under 'Annual Cash Incentives' above. Further, Mr. Lund did not earn an Incentive Compensation Plan payout in Fiscal 1998 as the Company did not achieve the minimum average annual earnings growth financial objective for the three year period as provided for under that plan (as described more fully above). The Compensation Committee considers Mr. Lund's compensation to be in line with industry and market size standards and to be consistent with Company performance objectives.

     This report was presented to and approved by the Board.

    Don H. Alexander
     Robert D. Freeland
     Thomas A. McDonnell
     Richard C. Green, Jr.

                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPHS FOR
                            BHA GROUP HOLDINGS, INC.

     The following graph reflects a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of an initial $100 investment on September 30, 1993 in the Company's Common Stock, the Standard & Poors 500 Stock Index and the First Analysis Environmental Index. The comparisons in this table are required by the Securities and Exchange Commission. The stock price performance shown on the graph is not intended to forecast or be indicative of future price performance.


                              [PERFORMANCE GRAPH]


                            9/93    9/94     9/95     9/96     9/97     9/98
BHA GROUP HOLDINGS INC.     100    93.92    98.44   117.32   154.59   116.62
S&P 500 INDEX               100   103.69   134.53   161.88   227.36   247.92
FIRST ANALYSIS              100   100.75   112.23   124.47   155.74   130.08

                COMPARISON OF LONG-TERM CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPHS FOR
                            BHA GROUP HOLDINGS, INC.



     The following graph reflects a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of an initial $100 investment on November 30, 1986 (which corresponds to the month in which the Company's stock first traded) in the Company's Common Stock, the Standard & Poors 500 Stock Index and the First Analysis Environmental Index. The stock price performance shown on the graph is not intended to forecast or be indicative of future price performance.


                              [PERFORMANCE GRAPH]


                        11/86    9/87    9/88    9/89    9/90    9/91    9/92    9/93    9/94    9/95    9/96    9/97    9/98
BHA GROUP HOLDINGS, INC.  100  207.41   266.7  625.05  558.38  475.05  508.36  468.87  440.38  461.56  550.16   724.9  546.74
S&P 500 INDEX             100  133.07  116.61  155.09  140.76  184.63  205.03  231.69  240.23  311.68  375.06  526.76  574.41
FIRST ANALYSIS            100  145.94  128.83   180.3  157.09  183.84  166.41  158.28  159.47  177.65  197.01  246.51  205.89

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of December 31, 1998, the Company had outstanding and entitled to vote 7,106,478 shares of Common Stock. As of December 31, 1998, the trustee of the ESOP was the registered holder of 447,603 shares of Common Stock, 427,864 of which have vested in participant accounts. Participants in the ESOP are entitled to vote both the vested and unvested shares which are in their account.

     The following table sets forth, as of December 31, 1998, certain information with respect to (a) each person known by the Company to own beneficially five percent or more of the outstanding Common Stock, (b) each of the directors and nominees for director of the Company, (c) each of the executive officers named in the Summary Compensation Table, and (d) all directors and executive officers of the Company as a group:

                      NAME AND ADDRESS                             AMOUNT AND NATURE          PERCENT OF
                    OF BENEFICIAL OWNER                        OF BENEFICIAL OWNERSHIP(1)    COMMON STOCK
------------------------------------------------------------   --------------------------    ------------
Merrill Lynch Asset Management .............................              667,457                  9.4%
  800 Grudders Mill Road
  Plainsboro, NJ 08536
T. Rowe Price Associates ...................................              659,549                  9.3%
  100 East Pratt Street
  Baltimore, Maryland 21202
Royce & Associates, Inc.  ..................................              512,936                  7.2%
  1414 Avenue of the Americas
  New York, New York 10019
Lamson Rheinfrank, Jr.  ....................................              498,889(2)               7.0%
  BHA Group Holdings, Inc.
  8800 East 63rd Street
  Kansas City, Missouri 64133
Robert Fleming, Inc.  ......................................              413,403                  5.8%
  25 Copthall Ave
  London EC2R 7DR
Robert D. Freeland .........................................              106,157(3)               1.5%
  Havens Steel Company
  7219 East 17th Street
  Kansas City, Missouri 64126
James E. Lund ..............................................              103,058(4)               1.5%
  BHA Group Holdings, Inc.
  8800 East 63rd Street
  Kansas City, Missouri 64133
Michael T. Zak .............................................               99,022(5)               1.4%
  BHA Group Holdings, Inc.
  8800 East 63rd Street
  Kansas City, Missouri 64133
James J. Thome .............................................               79,209(6)               1.1%
  BHA Group Holdings, Inc.
  8800 East 63rd Street
  Kansas City, Missouri 64133
Don H. Alexander ...........................................               25,927(7)             *
  Alexander & Associates, Inc.
  408 Miami
  Kansas City, KS 66105
Thomas A. McDonnell ........................................               23,646(8)             *
  DST Systems, Inc.
  333 W. 11th Street, Fifth Floor
  Kansas City, Missouri 64105
James C. Shay ..............................................               20,512(9)             *
  BHA Group Holdings, Inc.
  8800 East 63rd Street
  Kansas City, Missouri 64133

                                                  (table continued on next page)

(table continued from previous page)

                      NAME AND ADDRESS                             AMOUNT AND NATURE          PERCENT OF
                    OF BENEFICIAL OWNER                        OF BENEFICIAL OWNERSHIP(1)    COMMON STOCK
------------------------------------------------------------   --------------------------    ------------
Richard C. Green ...........................................               10,617(10)            *
  UtiliCorp United, Inc.
  MSC 2-283
  20 West 9th Street
  Kansas City, Missouri 64105
All directors and executive officers as a group (9
  people)...................................................              967,037                 13.6%

------------

*   Less than 1%

 (1) All information is as of December 31, 1998 and was determined in accordance with Rule 13d-3 under the Exchange Act, based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission. Unless otherwise indicated, beneficial ownership disclosed consists of sole voting and dispositive power.

 (2) Consists of 29,731 shares of Common Stock held of record by Mr. Rheinfrank, 171,445 shares of Common Stock held by irrevocable family trusts of which Mr. Rheinfrank is the co-trustee, 7,000 shares of Common Stock held by his daughters (as to which shares he disclaims any beneficial interest), 32,490 shares of Common Stock owned by Mr. Rheinfrank's wife (as to which shares he disclaims any beneficial interest), 24,200 shares of Common Stock in the Rheinfrank Foundation, 187,550 shares of Common Stock in the Rheinfrank Family Limited Partnership, options to purchase 39,929 shares of Common Stock under the Plan which are exercisable within 60 days of December 31, 1998, 1,825 shares of restricted stock, and 4,719 shares of Common Stock held of record by the trustee of the ESOP for Mr. Rheinfrank who is entitled to vote such shares by virtue of the allocation under the ESOP.

 (3) Consists of 10,536 shares of Common Stock held of record by Mr. Freeland and 95,621 shares of Common Stock held of record by Havens Steel Company, with whom Mr. Freeland shares investment power through his position as Chairman of the Board of that Company, but as to which Mr. Freeland disclaims any beneficial interest.

 (4) Consists of 50,044 shares of Common Stock held of record by Mr. Lund, 8,052 shares of Common Stock owned by Mr. Lund's wife (as to which shares he disclaims any beneficial interest), options to purchase 19,965 shares of Common Stock under the Plan which are exercisable within 60 days of December 31, 1998, 11,459 shares of restricted stock, and 13,538 shares of Common Stock held of record by the trustee of the ESOP for Mr. Lund who is entitled to vote such shares by virtue of the allocation under the ESOP.

 (5) Consists of 41,194 shares of Common Stock held of record by Mr. Zak and his wife, 3,993 shares of Common Stock held by his children as to which shares he disclaims any beneficial interest, options to purchase 35,617 shares of Common Stock under the Plan which are exercisable within 60 days of December 31, 1998, 5,540 shares of restricted stock, and 12,678 shares of Common Stock held of record by the trustee of the ESOP for Mr. Zak who is entitled to vote such shares by virtue of the allocation under the ESOP.

 (6) Consists of 38,918 shares of Common Stock held of record by Mr. Thome, options to purchase 19,965 shares of Common Stock under the Plan which are exercisable within 60 days of December 31, 1998, 8,696 shares of restricted stock, and 11,630 shares of Common Stock held of record by the trustee of the ESOP for Mr. Thome who is entitled to vote such shares by virtue of the allocation under the ESOP.

 (7) Consists of 25,927 shares of Common Stock held of record by Mr. Alexander.

 (8) Consists of 16,160 shares of Common Stock held of record by Mr. McDonnell and options to purchase 7,486 shares under the Plan which are exercisable within 60 days of December 31, 1998.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (9) Consists of 4,042 shares of Common Stock held of record by Mr. Shay, options to purchase 14,641 shares of Common Stock under the Plan which are exercisable within 60 days of December 31, 1998, 669 shares of restricted stock, and 1,160 shares of Common Stock held of record by the trustee of the ESOP for Mr. Shay who is entitled to vote such shares by virtue of the allocation under the ESOP.

(10) Consists of 10,617 shares of Common Stock held of record by Mr. Green.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                                (PROPOSAL NO. 2)

     KPMG Peat Marwick LLP is the accounting firm which examined and reported on the Company's financial statements for Fiscal 1998. KPMG Peat Marwick LLP has been selected by the Board to serve as the Company's accounting firm for Fiscal 1999. Representatives of KPMG Peat Marwick LLP are expected to attend the Annual Meeting. The representatives of KPMG Peat Marwick LLP will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     The Board is seeking stockholder approval of its selection of KPMG Peat Marwick LLP. Stockholder approval requires the affirmative vote of the holders of a majority of the shares present or represented and entitled to vote at the Annual Meeting. THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AND IT IS INTENDED THAT SHARES REPRESENTED BY THE ENCLOSED FORM OF PROXY WILL BE VOTED IN FAVOR OF THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP UNLESS OTHERWISE SPECIFIED IN SUCH PROXY. If stockholders do not ratify the appointment of KPMG Peat Marwick LLP as the auditors of the Company for Fiscal 1999 at the Annual Meeting, the Board, on recommendation of its Audit Committee, may reconsider the selection.

                TIME FOR SUBMISSION OF PROPOSAL OF STOCKHOLDERS

     Any stockholder who intends to present a proposal for action at the Company's Annual Meeting of Stockholders scheduled to be held on February 22, 2000, must comply with and meet the requirements of Regulation 14a-8 of the Exchange Act. That regulation requires, among other things, that a proposal be received by the Company at its principal executive office, 8800 East 63rd Street, Kansas City, Missouri 64133, by September 17, 1999.

                           GENERAL AND OTHER MATTERS

     Management knows of no matter other than the matters described above which will be presented to the Annual Meeting. However, if any other matters properly come before the meeting, or any of its adjournments, the person or persons voting the proxies will vote them in accordance with his or their best judgment on such matters. You are urged to sign and return your proxy to make certain your shares will be voted at the Annual Meeting.

                                          By Order of the Board of Directors
                                          JAMES C. SHAY
                                          Secretary

Kansas City, Missouri
January 14, 1999

                                  APPENDIX I
                                  PROXY CARD

PROXY                       BHA GROUP HOLDINGS, INC.
               8800 EAST 63RD STREET, KANSAS CITY, MISSOURI 64133

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

              ANNUAL MEETING OF STOCKHOLDERS -- FEBRUARY 23, 1999

The undersigned hereby appoints James E. Lund and James C. Shay, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to attend and to represent the undersigned at the Annual Meeting of Stockholders of BHA Group Holdings, Inc. (the 'Company') to be held on February 23, 1999, and at any adjournments thereof, and to vote thereat the number of shares of stock of the Company the undersigned would be entitled to vote if personally present, in accordance with the instructions set forth on this proxy card. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

1. ELECTION OF DIRECTORS.

   NOMINEES: Don H. Alexander, Robert D. Freeland, Richard C. Green, James E. Lund, Thomas A. McDonnell, Lamson Rheinfrank, Jr., James J. Thome and Michael T. Zak.

   [ ] FOR ALL nominees listed above.

   [ ] FOR ALL nominees listed above EXCEPT:
     ___________________________________________________________________________
     (INSTRUCTION: To withhold authority to vote on any individual nominee, write the name above.)

  [ ] WITHHOLD AUTHORITY to vote for all nominees listed above.

2. RATIFICATION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1999.

[ ] FOR the ratification of KPMG      [ ] AGAINST the ratification of KPMG  [ ] ABSTAIN
    Peat Marwick LLP.                     Peat Marwick LLP.

3. ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

   If no specification is made, this proxy will be voted FOR Proposals 1 and 2 listed above.
                                             Dated: ______________________, 1999
                                             ___________________________________
                                             ___________________________________
                                             Please sign exactly as name appears
                                             above. For joint accounts, each
                                             joint owner must sign. Please give
                                             full title if signing in a
                                             representative capacity.

              [ ]  PLEASE CHECK IF YOU PLAN TO ATTEND THE MEETING

  PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE